Exhibit 99.1

Advent Software Announces Ex-Dividend Date of July 10, 2013 for Special Cash Dividend

SAN FRANCISCO — June 14, 2013 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced that NASDAQ has established July 10, 2013 as the ex-dividend date for the special cash dividend approved by Advent’s Board of Directors on June 12, 2013.  The dividend of $9 per share will be paid on July 9, 2013 to all stockholders of record at the close of business on July 1, 2013.

Nasdaq notified Advent of the ex-dividend date and that the effect of a July 10, 2013 ex-dividend date is that the stock trades with the dividend through and up to July 9, 2013.  Any regular way transactions in the common stock will include the dividend.  A record holder that sells their stock prior to July 10, 2013 would not be entitled to retain the dividend.

About Advent
Advent Software, Inc. (www.advent.com), a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Advent’s proven solutions can increase operational efficiency, reduce risk, and eliminate the boundaries between systems, information and people so you can focus on what you do best. With more than 4,500 client firms in over 60 countries, Advent has established itself as a leading provider of mission-critical solutions to meet the demands of investment management operations around the world.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Contacts:
Media Contact:

Amanda Diamondstein-Cieplinska
Advent Software, Inc.
(415) 645-1668
adiamond@advent.com

Investor Relations Contact:

Jim Cox

Advent Software, Inc.

(415) 645-1302

investorrelations@advent.com